EXHIBIT 99.1

202 West Colorado ♦ P.O. Box B

La Grange, Texas 78945

News Release

Texas United Bancshares Announces Acquisition of The Express Bank

LA GRANGE, Texas, October 26, 2005 – Texas United Bancshares, Inc. (“Texas United”), announced today the signing of a definitive agreement providing for the acquisition of The Express Bank of Texas (“Express”) Round Rock, Texas through a merger of Express into State Bank, a wholly-owned subsidiary of Texas United.

Under the terms of the merger agreement, aggregate consideration to be paid by Texas United to the shareholders of Express will be $9,350,000, consisting of cash in the amount of $4,675,000 and a number of shares of Texas United common stock valued at $4,675,000, subject to adjustment as provided in the merger agreement. The market value of the Texas United common stock will be based on the average trading price of the Texas United common stock for the 20 consecutive trading days ending on and including the tenth trading day preceding the closing date.

The transaction is expected to be accretive to earnings in 2006.

MERGER RATIONALE:

•	Strategically located in the high growth north Austin/Williamson County market
•	Attractive shareholder and customer base
•	Significant anticipated earnings improvement both in expense savings and revenue enhancements
•	Attractive alternative to planned de novo branching in Round Rock
•	High profile location with excellent business development opportunities.

TRANSACTION SUMMARY:

•	Total consideration: $9,350,000
•	Price/Book: 2.14x
•	Price/2006 Estimated Earnings: 18.4x
•	Price/Assets: 21%
•	Deposit Premium: 13%

The Express Bank was chartered in 2003 by the Ryan family and has branches in Round Rock and Hutto. At June 30, 2005, Express had total assets of $45 million, deposits of $40 million and shareholder’s equity of $4.4 million. On a pro forma basis as of June 30, 2005, the merger with Express, combined with the pending acquisition of

Gateway Holding Company Inc., Dallas, Texas, will result in consolidated total assets for Texas United of approximately $1.5 billion.

Additionally, the merger will increase Texas United’s presence in the rapidly growing area located north of Austin in Williamson County. The addition of the Round Rock and Hutto locations of Express compliments Texas United’s established base in this highly strategic area. Subsequent to the merger, Texas United would have five locations in the Williamson County marketplace with total assets of $145 million on a pro forma basis as of June 30, 2005.

L. Don Stricklin, President and CEO of Texas United, commented, “The Express Bank merger represents a continuation of our strategy to expand into high-growth suburban markets in major metropolitan areas of Texas. The ownership of The Express Bank blends well with our community banking philosophy. We are delighted to have Reid Ryan join Texas United as an Advisory Director. Our organization already has a strong relationship with the Ryan family and the The Round Rock Express baseball club and we look forward to extending that relationship into the banking environment.”

Reid Ryan, director of The Express Bank, added, “We are excited about the merger with State Bank because it offers our customers more options for their banking needs but still ensures the community based banking our customers have grown to appreciate.”

The acquisition is subject to customary closing conditions, including regulatory approval and the approval of the shareholders of Express Bank.

ABOUT TEXAS UNITED

Texas United Bancshares, Inc. is a registered financial holding company listed on the Nasdaq National Market under the symbol “TXUI.” Texas United operates through two wholly owned subsidiary banks, State Bank and GNB Financial, N.A. and offers a complete range of banking services through 22 full-service State Bank banking centers located in the greater central and south central Texas area and seven full-service GNB Financial banking centers located in Gainesville, Denton and Ennis, Texas. In addition, State Bank has four loan production offices and 13 limited service branches located in Houston, San Antonio and Austin through State Bank Mortgage, an operating division of State Bank.

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FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release, other written materials, and statements management may make, may contain certain forward-looking statements regarding Texas United’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Texas United intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of Texas United. Texas United’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder or regulatory approvals for the merger; the ability of the companies to consummate the merger; the ability of Texas United to raise the funds necessary to complete the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues or the ability to realize them on a timely basis; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. Texas United undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

For further information, please contact Jeff Wilkinson, Chief Financial Officer of Texas United Bancshares, at 979-968-7230.